Exhibit 99.1

PRESS RELEASE

Zoom Technologies Engages Marcum Bernstein & Pinchuk LLP as Auditor

Beijing, China, October 10, 2012 — Zoom Technologies, Inc. (NASDAQ: ZOOM) a leading designer and manufacturer of mobile phones and consumer electronics, today announced it has engaged Marcum Bernstein & Pinchuk LLP as its independent auditor for its financial statements audit for the year ended December 31, 2012, and interim review for the three and nine months ended September 30, 2012.

Marcum Bernstein & Pinchuk LLP ("MarcumBP") is an independent public accounting firm, a member of the Marcum Group and one of the largest independent public accounting and advisory services firms in the nation, with over 23 offices in the United States, Cayman Islands, and China. MarcumBP provides a full range of audit and assurance, tax and transaction advisory services for clients in a variety of industries throughout the world. MarcumBP has offices in New York, Beijing, Shanghai, Guangzhou, and Hangzhou.

ZOOM's board of directors, audit committee, and management team has performed substantial due diligence as to the reputation and quality of work of Marcum BP, and is satisfied that selecting Marcum BP as the auditor of ZOOM was the right decision. Mr. Lei Gu, Chairman & CEO of ZOOM, made the following comment: "ZOOM has experienced substantial growth in the past three years, and expects to continue that trend in the coming years. ZOOM's industry and geographic needs required engaging an auditing firm that can provide global resources and expertise. MarcumBP meets those needs. ZOOM looks forward to working with MarcumBP to continue providing reliable, timely, and accurate financial information to shareholders, creditors, customers, suppliers, strategic business partners, and employees."

For more information regarding MarcumBP, please visit its webpage at www.marcumbp.com.

About Zoom Technologies, Inc.

Zoom Technologies is a holding Company with subsidiaries that engage in the manufacturing, research and development, and sale of electronic and telecommunication products for the latest generation of mobile phones, wireless communication circuitry and related software products. Zoom Technologies' subsidiary, Jiangsu Leimone, owns a majority stake of TCB Digital, which offers highly customized and high quality Electronic Manufacturing Service (EMS) for Original Equipment Manufacturer (OEM) customers as well as its Own Brand Manufacturing (OBM) under the ZOOM, LEIMONE and LONGTEL brand names. The Company's products are both exported globally and sold domestically in People's Republic of China. Zoom Technologies also owns a controlling interest in Portables Unlimited LLC, a cellular service and products distributor in the U.S.

Forward-Looking Statements

Certain statements in this press release may constitute "forward looking statements" that involve risks and uncertainties. These include statements about our expectations, plans, objectives, assumptions or future events in which the outcome cannot be assured. You should not place undue reliance on these forward-looking statements. Information concerning factors that could cause our actual results to differ materially from these forward-looking statements can be found in our periodic reports filed with the Securities and Exchange Commission. We undertake no obligation to publicly release revisions to these forward-looking statements to reflect future events or circumstances or reflect the occurrence of unanticipated events.

Investor Contact:
 Lynn Wei
Investor Relations Coordinator
Zoom Technologies, Inc.
+86-10-5935-9576
www.zoom.com